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                                                                      EXHIBIT 99

                                                                  APRIL 30, 2004

                              FOR IMMEDIATE RELEASE

                                               PRESS CONTACT: DOUGLAS C. SANDVIG
                                                          Senior Vice President,
                                           Treasurer and Chief Financial Officer
                                                     Smithway Motor Xpress Corp.
                                                                  (515) 576-7418

            SMITHWAY MOTOR XPRESS CORP. REPORTS FIRST QUARTER RESULTS

FORT DODGE, IOWA (PR NEWSWIRE) APRIL 30, 2004--Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the first quarter ended March 31, 2004.

For the quarter, operating revenue increased approximately 9.3% to $43.6 million from $39.9 million for the corresponding quarter in 2003. Our net earnings were $335,000, or $0.07 per basic and diluted share, compared with net loss of $1.6 million, or ($0.32) per basic and diluted share, for the same quarter in 2003.

Net earnings for the quarter include $727,000, or $0.15 per basic and diluted share, of tax-free life insurance proceeds. Without the life insurance proceeds, our net loss for the quarter would have been $392,000, or ($0.08) per basic and diluted share, compared with net loss of $1.6 million, or ($0.32) per basic and diluted share, for the same quarter in 2003.

G. Larry Owens, President and Chief Executive Officer, commented, "We are pleased to report the continued success of profit improvement initiatives implemented in 2003. We believe these measures, which have continued to impact quarter to quarter operating results, will return us to profitability in the near future. Our first quarter 2004 revenue exceeded the revenue from the first quarter of 2003 by $3.7 million, a 9.3% improvement, resulting from a dramatic increase in our truck production. For the quarter, average revenue per seated tractor per week increased by $586 or 18.2% compared to the first quarter of 2003 as we continued our focus on asset productivity and lane flow and as freight demand increased, allowing for a six cent increase in revenue per loaded mile, increased revenue miles per tractor, and decreased deadhead. Additionally, during the quarter, we had fewer unseated tractors compared to the same quarter a year ago.

We continue to analyze customer relationships in an effort to maximize truck production. Recently we have been successful in adding customers who require dedicated service. These arrangements provide repetitive routes and pay for all miles, thereby increasing our truck yield, improving driver satisfaction, and raising our rate per total mile.



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We were in compliance with all loan covenants at March 31, 2004 and we expect to remain in compliance throughout 2004. After two years of limited capital acquisitions, we have taken delivery of 63 new tractors allowing for replacement of older, high mileage tractors. We plan to replace 20 tractors per month throughout the remainder of 2004. Finally, we continue to be very pleased with our safety record."

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq National Market under the symbol "SMXC."

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to turn around continued operating losses, which could result in further violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers' business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers' compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including new emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.








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                  SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND OPERATING STATISTICS)

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                     (UNAUDITED)
                                                               2003                 2004
                                                           -----------          -----------
Operating revenue:
  Freight                                                  $    39,656          $    43,408
  Other                                                            230                  192
    Operating revenue                                           39,886               43,600
Operating expenses:
  Purchased transportation                                      14,355               14,078
  Compensation and employee benefits                            12,374               13,424
  Fuel, supplies, and maintenance                                7,837                8,658
  Insurance and claims                                           1,022                1,490
  Taxes and licenses                                               841                  881
  General and administrative                                     1,358                1,722
  Communications and utilities                                     412                  366
  Depreciation and amortization                                  3,710                3,177
    Total operating expenses                                    41,909               43,796
    Earnings (loss) from operations                             (2,023)                (196)

Other (expense) income:
  Interest expense                                                (450)                (373)
  Interest income                                                    2                    4
  Life Insurance Proceeds                                            -                  727
    Earnings (Loss) before income taxes                         (2,471)                 162
  Income tax benefit                                              (913)                (173)
                                                           -----------          -----------
    Net earnings (loss)                                    $    (1,558)         $       335
                                                           ===========          ===========

                                                           -----------          -----------
Basic and diluted earnings (loss) per share                $     (0.32)         $      0.07
                                                           ===========          ===========


Basic weighted average common shares outstanding             4,846,821            4,846,821
Diluted weighted average common shares outstanding           4,846,821            4,912,869

  OPERATING STATISTICS


                                                               2003                 2004
                                                           -----------          -----------
  Operating ratio                                                105.1%               100.4%
  Average operating revenue per tractor per week           $     2,388          $     2,847
  Average revenue per tractor per week                     $     2,169*         $     2,601*
  Average revenue per seated tractor per week              $     2,276*         $     2,690*
  Average length of haul in miles                                  673                  667
  Average revenue per loaded mile                          $      1.34*         $      1.40*
  Ending company tractors                                          771                  748
  Ending owner/operators tractors                                  515                  434
  Ending trailers                                                2,434                2,236
  Weighted average tractors                                      1,285                1,178

*excludes fuel surcharge, brokerage, and other revenue.

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


                  SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,             MARCH 31,
                                                                 2003                    2004
                                                             -------------         --------------
ASSETS
 Current assets:
     Cash and cash equivalents                               $        355          $          450
     Receivables, net                                              14,697                  18,413
     Inventories                                                      882                     957
     Prepaid expenses and other                                     4,304                   5,132
                                                             ------------          --------------
         Total current assets                                      20,238                  24,952

 Property and equipment                                           124,634                 126,569
 Less accumulated depreciation                                     70,235                  70,930
     Net property and equipment                                    54,399                  55,639

 Other assets                                                       2,043                   2,015
                                                             ------------          --------------
Total assets                                                 $     76,680          $       82,606
                                                             ============               =========


LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
     Current debt                                            $     10,582          $       11,134
     Accounts payable and accrued expenses                         13,438                  16,100
                                                             ------------          --------------
         Total current liabilities                                 24,020                  27,234

 Long-term debt                                                    23,035                  25,413
 Deferred income taxes                                              9,020                   9,019
                                                             ------------          --------------
Total liabilities                                                  56,075                  61,666

 Stockholders' equity                                              20,605                  20,940
                                                             ------------          --------------
Total liabilities and stockholders' equity                   $     76,680          $       82,606
                                                             ============          ==============

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